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EXHIBIT 21.1

LATTICE SEMICONDUCTOR CORPORATION

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
1. Lattice Semiconductor GmbH	Germany
2. Lattice Semiconducteurs SARL	France
3. Lattice Semiconductor AB	Sweden
4. Lattice Semiconductor Asia Limited	Hong Kong
5. Lattice Semiconductor KK	Japan
6. Lattice Semiconductor (Shanghai) Co. Ltd.	China
7. Lattice UK Limited	United Kingdom
8. Lattice Semiconductor SRL	Italy
9. Vantis Corporation	Delaware, USA
10. Vantis International Limited	Delaware, USA
11. Integrated Intellectual Property Inc.	California, USA

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LATTICE SEMICONDUCTOR CORPORATION SUBSIDIARIES OF THE REGISTRANT